EXHIBIT 21

SUBSIDIARIES

Drone Aviation Holding Corp., a Nevada corporation, had the domestic and international subsidiaries shown below as of March 4, 2016.

Name of Subsidiary	Jurisdiction Where Incorporated
Lighter Than Air Systems Corporation	Florida
Drone AFS Corp.	Nevada